SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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                                       SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement
if other than the Registrant)

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ShopKo Stores, Inc.
700 Pilgrim Way
P.O. Box 19060
Green Bay, Wisconsin 54307-9060

Supplement to Proxy Statement for 2001 Annual Meeting of
Shareholders to be held on June 5, 2001

          The following supplements and amends the Proxy Statement of ShopKo Stores, Inc. (the "Company") for the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 5, 2001.

          The Company announced on May 16, 2001 the appointment of Jack W. Eugster as its Chairman of the Board. William J. Podany, who previously held the office of Chairman, will continue to serve as the President, Chief Executive Officer and a Director of the Company.

          In connection with his appointment as Chairman of the Board, the Company has entered into an agreement with Mr. Eugster pursuant to which he has agreed to provide advice and assistance to the senior executives of the Company. Under the agreement, Mr. Eugster is entitled to receive an annual fee of $400,000 plus reimbursement for expenses incurred in performing services under the agreement. The Company has also granted Mr. Eugster an option to purchase 37,500 shares of the Company's common stock and 25,000 shares of restricted stock.

          Mr. Stephen E. Watson, who is a director of the Company, is also a director of Retek Inc., a developer of information systems for the retail industry.

          Except as supplemented and amended above, the Proxy Statement is unchanged. This Supplement is being mailed to the Company's shareholders entitled to vote at the meeting to be held on June 5, 2001.

The date of the Supplement is May 16, 2001.